Court File No. 521/07

ONTARIO
SUPERIOR COURT OF JUSTICE

IN THE MATTER OF the *Construction Lien Act*, R.S.O. 1990, Chapter C.30, as amended

BETWEEN:

PROCESS GROUP INC.

Plaintiff

- and -

DYNAMOTIVE ENERGY SYSTEMS CORPORATION, 2111289 ONTARIO INC. and ENVIRONMENTAL ENGINEERING CONSULTANTS INC.

Defendants

MINUTES OF SETTLEMENT

WHEREAS Dynamotive Energy Systems Corporation ("Dynamotive") retained Process Group Inc. ("Process") in December of 2007 to receive and assemble certain equipment that was to comprise a new bio-oil facility in Guelph, Ontario (the "Plant");

AND WHEREAS the said parties executed a CCDC 3, 1998 "Cost Plus Contract" with guaranteed maximum price, dated December 11, 2006 for the assembly of the Plant and subsequently entered into amendments to the said contract as well as a number of related purchase orders with respect to additional services and materials to be supplied to the Plant (collectively referred to herein as the "Contract");

AND WHEREAS a dispute arose between the parties concerning such Contract for the assembly of the Plant;

AND WHEREAS Process filed a claim for lien against title to the land upon which the Plant was being assembled (the "Claim for Lien") and thereafter commenced the above-noted action (the "Action") against Dynamotive, 2111289 Ontario Inc. (being the registered owner of such lands) and Environmental Engineering Consultants Inc. (being the registered mortgagee with respect to the lands) to enforce the said Claim for Lien;

AND WHEREAS in response to the Claim for Lien and the Action, Dynamotive asserted a counterclaim against Process (the "Counterclaim");

AND WHEREAS Dynamotive and Process engaged the services of Duncan Glaholt as mediator (the "Mediator") and successfully negotiated a settlement of the Process claim and Dynamotive counterclaim and all issues arising out of the Plant, the Contract, the Claim for Lien, the Action, the Counterclaim and in general, all issues existing between the parties;

NOW WITNESSETH THAT IN CONSIDERATION OF the mutual obligations as set out herein, the receipt and sufficiency of which consideration is hereby acknowledged, Dynamotive and Process agree as follows:

1. The terms of the settlement reached, as recorded by the parties and the Mediator during the mediation, are attached hereto as Schedule "A" and form part of these Minutes of Settlement.

2. Dynamotive shall pay to Process the sum of $1,000,000 (One Million Dollars) plus applicable G.S.T. (the "Settlement Amount") which Settlement Amount will be payable as follows:

(a) $400,000 plus GST on or before July 30, 2008;

(b) $150,000 plus GST on or before September 30, 2008;

(c) $150,000 plus GST on or before December 31, 2008;

(d) $150,000 plus GST on or before March 31, 2009; and

(e) $150,000 plus GST on or before June 30, 2009.

3. As security for the payment of the Settlement Amount, and notwithstanding the provisions of paragraph 7 of Schedule "A", Dynamotive shall grant to Process security over a number of pieces of equipment located at the Plant. The said security will take the form of the security agreement attached hereto as Schedule "B", which also contains particulars of the said equipment. Process' solicitors shall be responsible for registering such security and will send a draft of same to Dynamotive's solicitors for approval prior to the registration of same.

4. If there is default in the payment of any part of the Settlement Amount according to the schedule set out above, then Process shall be free to issue a written notice of default and to accelerate the unpaid balance.

5. Dynamotive shall be free to prepay any or all of the individual payment amounts or the entire balance of the Settlement Amount at any time. Any prepaid amount will be taken into account in determining whether or not default has occurred.

6. Upon the payment of the Settlement Amount, the security shall be surrendered and Process' solicitors shall register a discharge of same forthwith following payment.

7. If for any reason, Dynamotive wishes to replace the security as described above, it shall offer comparable security to Process, which shall not unreasonably refuse substitution of same.

8. Upon the execution of these Minutes of Settlement, the parties will also execute a Full and Final Mutual Release in the form attached hereto as Schedule "C".

9. Upon the execution of these Minutes of Settlement, the parties shall consent to an Order:

(a) discharging Process' Claim for Lien;

(b) vacating the registration of Process' Certificate of Action; and

(c) dismissing the Claim and Counterclaim, without costs.

Unless obtained and registered earlier by counsel for 2111289 Ontario Inc. and Environmental Engineering Consultants Inc., the said Order shall be obtained and registered on title by Process' solicitors following the execution of these Minutes of Settlement.

10. As a publically traded company, Dynamotive shall be free to release such details of the settlement as it deems necessary to comply with its obligations to its shareholders, stakeholders and/or regulators.

11. If there is any dispute arising from these Minutes of Settlement, the parties agree to first attempt to promptly resolve such dispute through the Mediator.

12. These Minutes of Settlement shall be subject to and governed by the laws of the Province of Ontario and the laws of Canada.

13. The parties hereto acknowledge that they have received legal advice with respect to the terms and conditions of these Minutes of Settlement (including the schedules attached hereto), and that all terms are fully understood and accepted in full settlement of all claims described herein.

14. These Minutes of Settlement may be executed in counterparts, each of which shall constitute an original and all of which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a telecopy or e-mail transmission. The reproduction of signatures by telecopy or e-mail transmission shall be treated as binding as if originals and each party hereto undertakes to provide the other party hereto with a copy of the settlement agreement bearing original signatures forthwith upon demand.

15. The rights and obligations of the parties to these Minutes of Settlement shall enure to the benefit and be binding upon their respective successors and permitted assigns. Any reference to any of the parties hereto shall be read and construed to mean the successors, assigns, trustees, receivers or other legal representatives of such party as the case may be, where the circumstances and the context of the process requires.

16. These Minutes of Settlement (including the schedules attached hereto) constitute the entire agreement amongst the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, amongst the parties with respect to the subject matter hereof. There are no conditions, covenants, representations, warranties or other agreements between the parties in connection with the subject matter hereof except those specifically set forth herein.

17. The parties hereto agree to execute and deliver any documents and to do things from time to time which are necessary to give effect to these Minutes of Settlement.

18. These Minutes of Settlement have been executed and sealed this 20th day of June, 2008 by the representatives of each party duly authorized in this regard.

PROCESS GROUP INC.

Per: ______________________ c/s

Title: President

I have authority to bind the Corporation.

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: ______________________ c/s

Title: President & CEO

I have authority to bind the Corporation.

FULL AND FINAL MUTUAL RELEASE

KNOW ALL MEN BY THESE PRESENTS that in consideration of the payment of the sum of **TEN DOLLARS---00/100 ($10.00)** by each of the undersigned to the other, the receipt and sufficiency of which consideration is hereby irrevocably acknowledged, **PROCESS GROUP INC. ("Process") and DYNAMOTIVE ENERGY SYSTEMS CORPORATION ("Dynamotive")**, (including the parties' respective officers, directors, shareholders, agents, employees, related and affiliated corporations, successors and assigns,) hereby release, remise and forever discharge each other of and from any and all manner of action, causes of action, suits, debts, costs, proceedings, duties, accounts, bonds, claims for lien, obligations, covenants, contracts, whether implied or expressed, claims, demands, damages, interest, losses or injury of any kind or nature, sums and sums of money, grievances, executions, and liabilities whatsoever based in law and in equity which either of the undersigned has, had, now has or may in the future have against the other in consequence of any cause, matter, act, transaction, occurrence, event or thing whatsoever existing up to the date hereof including, but not limited to, those matters arising out of:

(a) the labour and materials supplied by Process with respect to the assembly of a bio-oil plant at 20 Campbell Road, Guelph, Ontario (the "Plant");

(b) a written CCDC 3, 1998 "Cost Plus Contract" with guaranteed maximum price, dated December 11, 2006 for the assembly of the Plant together with all amendments to the said contract as well as any purchase orders issued by Dynamotive to Process with respect to additional services and materials to be supplied to the Plant (collectively referred to herein as the "Contract");

(c) the claim for lien registered by Process on July 16, 2007 against title to the lands at 20 Campbell Road, Guelph, Ontario, as Instrument No. WC179941 in the Land Titles Division of the Toronto Registry Office No. 61; and

(d) any matter or claim asserted or raised or which could have been asserted or raised in Ontario Superior Court of Justice Action No. 521/07 (proceeding commenced at Guelph) including the counterclaim of Dynamotive therein (the "Action").

PROVIDED THAT nothing herein is intended to release the parties hereto from their respective obligations further to Minutes of Settlement dated June 20, 2008 executed in settlement of the Action.

AND FOR THE SAID CONSIDERATION the undersigned represent and warrant to the other that they have not assigned to any person or corporation any of the above causes of action, claims or demands of any nature or kind whatsoever released above, and with respect to which each has agreed not to make any claims or take any proceedings.

AND FOR THE SAID CONSIDERATION the undersigned do further covenant and agree not to maintain against the other any claim, action or proceeding arising out of the subject matter of this Release and not to make any claim or demand or to bring any proceeding against any person, firm, corporation, or other entity who might claim damages from the other and/or contribution and/or indemnity and/or other relief under the provisions of the *Negligence Act* of Ontario, the common law and/or any other statute of this or any other jurisdiction or otherwise from the undersigned.

AND IT IS FURTHER UNDERSTOOD AND AGREED that in the event that either of the undersigned should hereafter make any claims or demands, or commence or threaten to commence any actions against the other for or by reason of any cause, matter or thing, this document may be raised as an estoppel to any such claim, demand, or action commenced in regard to the aforesaid.

AND IT IS FURTHER UNDERSTOOD AND AGREED that the undersigned do not admit any liability to the other and that such liability is, in fact, denied.

AND FOR THE SAID CONSIDERATION the undersigned do hereby acknowledge, declare and agree that each has read and understood the terms of this Release, has received independent legal advice with respect to same and voluntarily accepts the consideration referred to for the purpose of making full and final compromise, adjustment and settlement of all claims released hereby as aforesaid and that the undersigned have not been induced to enter this Release by reason of any representation or warranty of any nature or kind whatsoever and that there is no condition, express or implied, or collateral agreement affecting the said settlement.

AND IT IS FURTHER AGREED that this Release may be signed in separate counterparts and shall become effective upon the date of execution by the party who last signs it.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals and the corporate party has affixed its corporate seal duly attested to by the proper officer authorized in that behalf as of this 20th day of June, 2008.

PROCESS GROUP INC.

Per: ______________________ c/s

Title: Solicitor

I have authority to bind the Corporation.

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: ______________________ c/s

Title: President & CEO

I have authority to bind the Corporation.